EXHIBIT 99.01
CONTACT: WINDSWEPT ENVIRONMENTAL GROUP, INC.
         Michael O'Reilly
         (631) 434-1300

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                WINDSWEPT ENVIRONMENTAL GROUP, INC. ANNOUNCES NEW
                     CHIEF FINANCIAL OFFICER AND CONTROLLER

August 31, 2005 - - Bay Shore, New York - - Windswept Environmental Group, Inc. announced that on August 29, 2005 it hired Andrew C. Lunetta as its Chief Financial Officer. Mr. Lunetta has over twenty-three years of extensive construction industry experience in addition to serving three years as the Chief Financial Officer of Tostel Corp. (TSTLF.PK), a publicly-traded construction company. Prior to joining Windswept, from January 2004 to August 2005, Mr. Lunetta served as the CFO of The Tyree Company, a Long Island-based construction company that performs maintenance and environmental services throughout the New England states. From November 1998 to December 2003, Mr. Lunetta served as the CFO of The Holiday Organization, one of the leading real estate developers on Long Island. Mr. Lunetta is a licensed CPA in the state of New York and received a BS degree in Accounting from Long Island University in 1973 and an MBA in Finance from Pace University in 1980.

On May 31, 2005, the Company hired Walter Gallocher as its Controller. Mr. Gallocher has over twenty-five years of construction and manufacturing experience. Prior to joining the Company, from June 2003 to October 2004, Mr. Gallocher served as controller of Diversified Construction Corp., a Long Island demolition and site works contractor. Prior to this position, from September 2000 to January 2003, Mr. Gallocher served as controller of Bi-County Industries, Inc., a Long Island equipment services company. Mr. Gallocher received a BBA degree in Accounting from St. John's University in 1964 and an MBA in Finance from Baruch School, CUNY in 1972.

Michael O'Reilly, the President and Chief Executive Officer of the Company, said, "These hires fill out the Company's financial management subsequent to the recent financing transaction with Laurus Master Fund and the divestiture of control of the Company by Spotless Group. We are thrilled to have brought on board two financial executives with their valuable industry and public company experience."

Windswept Environmental Group, Inc., through its wholly owned subsidiary, Trade-Winds Environmental Restoration, Inc., provides a full array of emergency response, remediation, disaster restoration and commercial drying services to a broad range of clients. The Company's web address is www.tradewindsenvironmental.com.


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THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY
THAT ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF ANY ONE OR MORE OF THE RISKS IDENTIFIED IN THE COMPANY'S FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THESE RISKS INCLUDE SUCH FACTORS AS THE AMOUNT OF THE COMPANY'S REVENUES, THE COMPANY'S ABILITY TO INCREASE ITS GROSS MARGINS AND LIMIT OR REDUCE ITS EXPENSES, THE FREQUENCY AND MAGNITUDE OF ENVIRONMENTAL DISASTERS OR DISRUPTIONS, THE EFFECTS OF NEW LAWS OR REGULATIONS RELATING TO ENVIRONMENTAL REMEDIATION, THE ABILITY OF THE COMPANY TO OBTAIN NEW AND LARGE PROJECTS, THE COMPANY'S ABILITY TO RAISE OR ACCESS CAPITAL, THE COMPETITIVE ENVIRONMENT WITHIN THE COMPANY'S INDUSTRY, DEPENDENCE ON KEY PERSONNEL AND ECONOMIC CONDITIONS.